Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

310-954-1105

john.mills@icrinc.com

Cutera® Announces Stock Repurchase Program

BRISBANE, Calif., May 16, 2007 — Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other light-based aesthetic systems for practitioners worldwide, today announced that its Board of Directors has approved a Stock Repurchase Program under which the Company is authorized to repurchase up to $25 million of shares of its common stock. This program will commence immediately and have a term of one year.

Stock repurchases under this program may be made from time to time through open market transactions at prevailing prices or through privately-negotiated transactions. The timing and actual number of shares purchased will depend on a variety of factors such as price, corporate and regulatory requirements, alternative investment opportunities and other market conditions. Repurchases under this program, if any, will be made using the Company’s cash resources, and may be commenced or suspended at any time or from time to time at management’s discretion without prior notice. Repurchased shares would be returned to the status of authorized but unissued shares of common stock.

Cutera will be entering into a pre-arranged Rule 10b5-1 trading plan with a broker to facilitate the repurchase of its shares.

Kevin Connors, Cutera’s President and Chief Executive Officer, commented, “This stock repurchase program is a reflection of Cutera’s strong cash flow, which we believe is sufficient to support the Company’s continued growth strategies.”

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other light-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable dermatologists, plastic surgeons, gynecologists, primary care physicians and other qualified practitioners to offer safe, effective and non-invasive aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning plans for stock repurchases are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its most recent 10-Q as filed with the Securities and Exchange Commission on May 7, 2007. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.